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                                                                   EXHIBIT 10.13

[CALLIDUS SOFTWARE LETTERHEAD]

May 10, 2003

Mr. Bertram W. Rankin
340 Arboleda Drive
Los Altos, California 94024

Dear Bert:

I am pleased to offer you the position of Senior Vice President Worldwide Marketing reporting to me effective on or before June 2, 2003.

Your target compensation as Vice President Worldwide Marketing shall be $270,000 per year. For the year ending December 31, 2003 your compensation as Vice President Worldwide Marketing shall be pro-rated to reflect your start date. Your 2003 compensation plan shall consist of a base salary of $16,667 per month, a quarterly bonus of up to $10,000, calculated against specific departmental objectives and effective for the quarters ending September 30, 2003 and December 31, 2003, and an annual bonus of $15,000 based on the terms and conditions of the 2003 Executive Bonus Plan as stipulated by the Compensation Committee of the Callidus Board of Directors. In order to be eligible for the executive bonus the company must achieve at least 80% of the board approved FY/03 year end cash plan or EBITDA plan. The bonus calculation shall be a pro-rata calculation using either the percentage of achievement of the year end cash plan or EBITDA plan, whichever is higher. The calculation of the bonus shall be as follows:

Annual Pro-rated Financial Bonus = ($15,000) (%* Cash Flow) or (%*EBITDA) whichever is higher. This bonus shall be capped at 125% of the target payout ($18,750).

For the quarter ending September 30, 2003 Callidus Software will guarantee your quarterly bonus.

In lieu of your position Callidus agrees to extend to you six months of severance pay equal to your base salary plus benefits in the event you are terminated for reasons other than cause.

As a further incentive I will recommend to the Board of Directors that you be granted an option to purchase 300,000 shares of Callidus Software, Inc. common stock subject to the vesting schedule and terms and conditions of the Company's stock plan. In the event the company is acquired the Company will agree to forward vest 50% of your outstanding options granted to you at that time.

The Company is an "at will" employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause. By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment.

In accordance with Callidus' standard policy, this offer is contingent upon your completing and executing an Employment, Confidential Information and Invention Assignment Agreement ("Invention Agreement") and upon your providing the Company with the legally required proof of your identity. The Company also requires proof of eligibility to work in the United States.
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Bert, on behalf of myself, the management team and the board of directors of
Callidus Software we very much look forward to your acceptance of this offer. I have enclosed two executed copies of this offer letter. As evidence of your acceptance, please sign both copies and return one original to me no later than Tuesday May 13, 2003.

Sincerely,

/s/Reed D. Taussig
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Reed D. Taussig
President and CEO

Agreed and Accepted: /s/ Bert Rankin                  Date: 5/11/03
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